EXHIBIT 99.1

NEWS RELEASE

RANGE PROVED RESERVES INCREASE 26% TO 10.3 TCFE

FORT WORTH, TEXAS, JANUARY 15, 2015…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves as of December 31, 2014 increased 26% to a record high of 10.3 Tcfe.

Proved Reserves Highlights –

•	Range replaced 581% of production in 2014 from drilling

•	Finding and development costs from all sources are expected to average $0.64 per mcfe

•	Drill bit development costs are expected to average $0.55 per mcfe

•	Proved developed producing reserves increased 876 Bcfe, or 22% year-over-year

•	Proved developed reserves increased 1,157 Bcfe, or 28% year-over-year

•	Proved undeveloped reserves were 48% at year-end 2014, compared to 49% year-end 2013

•	Year-end 2014 proved reserves by volume were 67% natural gas, 30% natural gas liquids and 3% crude oil and condensate.

•	Range has moved 8.8 Tcfe of reserves from resource potential to proved reserves in the last five years

•	Pre-tax 10% present value of the Company’s proved reserves increased 28% to $10.1 billion at year-end 2014

Commenting on Range’s 2014 proved reserves, Jeff Ventura, Range’s Chairman and CEO, said, “Our 26% increase in proved reserves, 581% drill bit replacement and preliminary $0.64 per mcfe all-in finding cost are outstanding results. In 2014 we achieved per share, debt-adjusted growth in both production and reserves of 20% or more. This is our eighth consecutive year to have double-digit growth in these two key metrics. These results reflect our large inventory of low cost, strong return projects. We plan on continuing to focus capital on our strong rate of return projects in our Marcellus Shale position during 2015. Range has moved 8.8 Tcfe of resource potential into our proved reserves over the last five years which demonstrates the size and scale of the growth embedded within our portfolio. Over the last three years, Range has grown its reserves at a 27% annual compounded growth rate while production has grown at a 28% annual compounded growth rate. With our existing acreage portfolio, Range is very well positioned to continue to achieve double-digit reserve and production growth per share, debt adjusted, at low cost in the future.”

SUMMARY OF CHANGES IN PROVED RESERVES

(in Bcfe)

Balance at December 31, 2013	8,202
Extensions, discoveries and additions	2,399
Purchases	—
Performance revisions:
PUD improved recovery	450
PUD removal	(611)
PDP field performance	227

Total Performance revisions	66
Price revisions	25
Exchange and Sales:
Reserves disposed in the exchange	(217)
Reserves received in the exchange	263
Sales of proved reserves	(3)

43
Production	(425)

Balance at December 31, 2014	10,310

Range replaced 581% of production in 2014 from drilling (including proved performance revisions). Finding and development costs from all sources (including acreage and price and performance revisions) are expected to average $0.64 per mcfe ($0.66 per mcfe excluding positive price revision), based on preliminary unaudited costs incurred for 2014. Drill bit development costs are expected to average $0.55 per mcfe. The Company’s estimate of drilling and development costs incurred during 2014 including acreage, exploration and seismic expenses is approximately $1.58 billion which is subject to final year-end accruals. Included in the $1.58 billion capital spending for 2014 is approximately $228 million for acreage.

For 2014, Range added 2,399 Bcfe of proved reserves through the drill bit, driven by the Company’s Marcellus development. This extensions, discoveries, and additions amount excludes 450 Bcfe of reserves associated with improved recovery on previously booked undrilled locations as a result of drilling longer laterals, better lateral targeting and increasing the number of frac stages in the Marcellus which remain in the development plan. The improved recovery estimate is included in the “revision” category and represents the incremental increase in recovery including any previous proved undeveloped (“PUD”) locations which may have been integrated into longer laterals. On average, the lateral lengths for these proved undeveloped locations are approximately 5,135 feet in the 2014 report compared to the 4,174 foot laterals used in the 2013 report. The number of frac stages planned for proved undeveloped locations in the 2014 report is 26 while the total number of frac stages used in the 2013 report was 21 frac stages. If the improved recovery resulting from the drilling of longer laterals and the increased number of frac stages in the Marcellus were included in the “addition” category because additional capital will be required to capture those incremental reserves than what was previously estimated, the reserve extensions, discoveries and additions would be 2,849 Bcfe and the resultant drill bit development costs would be $0.48 per mcfe.

Overall performance revisions for 2014 were 66 Bcfe. To provide more clarity on the 2014 performance revisions, this estimate is comprised of three components. First, as mentioned above, the improved recovery component has a positive revision of 450 Bcfe. Second, as a result of our continued success in the Marcellus drilling longer laterals, better lateral targeting results and increasing the number of frac stages, the development plan has been re-optimized which resulted in some previously planned wells not being drilled within five years from their booking date. As such, the Company removed 611 Bcfe of proved reserves in its year-end reserve evaluation. However, the reduced number of new optimized wells have greater EURs and higher costs but with improved economics than the previous wells. The Company expects the reserves associated with this proved undeveloped removal to be added back in future years as development continues. Third, field level performance increased by 227 Bcfe due primarily to the continued improvement in the well performance of existing Marcellus producing wells. The net adjusted price increase after differentials in 2014 as compared to 2013 resulted in an upward revision in proved reserves of 25 Bcfe.

At year-end 2014, the Company added 74 Mmbbl of incremental ethane reserves as proved NGL reserves in the Marcellus Shale. These reserves were booked in conjunction with the Mariner East project. The ethane reserves booked are economically advantaged as compared to leaving as natural gas reserves and support our current contractual commitments.

During the year, the Company exchanged 217 Bcfe of proved reserves associated with the Permian Conger properties for 263 Bcfe of proved reserves in Nora plus $145 million in cash. The Company sold an additional 3 Bcfe of reserves. Production for 2014 is estimated at 425 Bcfe, an increase of 24% compared to 2013.

Year-end 2014 proved reserves by volume were 67% natural gas, 30% natural gas liquids and 3% crude oil and condensate. Importantly, proved developed producing reserves increased 876 Bcfe, or 22% year-over-year and now represents 47% of Range’s total reserves at year-end 2014. Proved developed reserves increased 1,157 Bcfe, or 28% year-over-year and represents 52% of Range’s total reserves at year-end 2014, a 1% increase compared to year-end 2013. Correspondingly, the percentage of reserves in the proved undeveloped category at year-end 2014 was 48%, a decrease of 1% from year-end 2013. With our large Marcellus acreage position, Range recorded, on average, a modest 0.64 offset Marcellus drilling locations as proved undeveloped reserves for each of its proved developed producing wells in the play at year-end 2014.

The Securities and Exchange Commission (“SEC”) rules require that proved reserve calculations be based on the simple average of the closing prices for the first day of each month in 2014. For the year-end 2014 reserve evaluation, the benchmark prices were $4.35 per Mmbtu for natural gas and $94.42 per barrel for crude oil (Cushing). Comparative prices for year-end 2013 were $3.67 per Mmbtu for natural gas and $97.33 per barrel for crude oil (Cushing). Based on the year-end 2014 benchmark prices adjusted for energy content, quality and basis differentials ($4.14 per Mmbtu, $27.20 per barrel of natural gas liquids and $79.03 per barrel of crude oil, respectively), the pre-tax discounted (10%) present value (“PV10”) of the Company’s proved reserves was $10.1 billion for year-end 2014 compared to $7.9 billion at year-end 2013. Using the SEC reserves calculated with the 10-year future strip benchmark prices as of December 31, 2014, the Company’s PV10 value would have been $6.9 billion. The 10-year future strip benchmark prices were $4.07 per Mmbtu and $67.92 per barrel of crude oil. The comparative prior year PV10 value using 10-year future strip benchmark prices as of December 31, 2013 of $4.33 per Mmbtu and $81.13 per barrel of crude oil was $8.8 billion.

Disclosure Statements:

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2014 currently planned to be filed with Securities and Exchange Commission by the end of February 2015.

Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost – a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and additions and proved reserves added by performance as shown in the table.

Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for acreage, acquisitions, performance revisions and/or price revisions as stated in each instance in the release. Drill bit development cost per mcfe is based on estimated and unaudited drilling, development and exploration costs incurred divided by the total of reserve additions and performance revisions. These calculations do not include the future development costs required for the development of proved undeveloped reserves.

The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, because the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.

Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2014 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2014 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s 2014 Form 10-K.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the Midcontinent region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release, including those relating to finding and development costs in 2014 that are still subject to audit, expected future growth of production and reserves per share, de-risked acreage, future additions of proved undeveloped reserves, expected size and scale, embedded growth, expected rates of return and future expectation of low costs are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven resource potential has not been fully risked by Range’s management. “EUR,” or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range’s interests could differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2015-2

SOURCE: Range Resources Corporation

Range Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

rwaller@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Laith Sando, Research Manager

817-869-4267

lsando@rangeresources.com

Michael Freeman, Senior Financial Analyst

817-869-4264

mfreeman@rangeresources.com

or

Range Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

www.rangeresources.com

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